Exhibit 10.1

December 18, 2019

David Khani

1825 Winchester Drive

Pittsburgh, PA 15317

Dear Mr. Khani:

Please accept this letter as a personal invitation to join our team and an official offer of at-will employment as the Chief Financial Officer in our Pittsburgh office, reporting to the Chief Executive Officer.

Please carefully review the following sections of this letter, as they delineate the conditions of our offer. This offer is contingent upon the successful completion of a mandatory drug screen, background check and if applicable to your position, medical exam and agilities test. If you have questions about these pre-employment evaluations, please contact our onboarding coordinator at 412-553-5984.

Base Salary

Your beginning base salary will be $20,769.23 paid bi-weekly. This is equivalent to approximately $540,000.00 annually. Future adjustments in base salary, if any, are generally made in conjunction with our annual performance review process.

Incentive Compensation and ADR Program

In addition to your base salary, EQT Corporation (“EQT” or “Company”) offers incentive compensation under the EQT Short-term Incentive Plan (“STIP”).

To be eligible for the STIP, please execute the enclosed Alternative Dispute Resolution Program Agreement ("ADR Program Agreement").  Under EQT's ADR Program, you and EQT agree to submit Employment Disputes (as defined in the ADR Program) to final and binding arbitration.

By signing the ADR Program Agreement, you will be eligible to participate in the STIP for calendar year 2020, and each year thereafter that the STIP is offered, provided you are otherwise eligible for the STIP in accordance with its terms.  If you choose to participate in the STIP, subject to approval by the Management Development and Compensation Committee of the Board of Directors of EQT Corporation, your 2020 target will be 100% of the midpoint of your position, prorated based on full months worked during the calendar year in which you were hired.

Signing Bonus

You will be eligible for a $2,000,000.00 signing bonus. The bonus will be paid in the first pay period following your start date. If you deliberately and voluntarily terminate your employment with EQT because you no longer wish to remain employed by EQT or if EQT terminates your employment for “Cause” (as defined in the Non-Compete Agreement), in either case prior to your first-year anniversary, you will be required to repay the signing bonus in full.

EQT Corporation | EQT Plaza | 625 Liberty Avenue | Suite 1700 | Pittsburgh, PA 15222

T 412.553.5700 | F 412.553.5732 | www. eqt.com

Khani, David

December 18, 2019

Long-Term Incentive Plan

Upon execution of the enclosed Confidentiality, Non-Solicitation and Non-Competition Agreement (the “Non-Compete Agreement”) and approval by the Chief Executive Officer, we will recommend that the Management Development and Compensation Committee of the Board of Directors of EQT Corporation grant you awards in January of 2020 valued, in the aggregate, at approximately $2,500,000.00.

The long-term incentive plan awards will generally be denominated in EQT Corporation shares and will be governed by the EQT Corporation 2019 Long-Term Incentive Plan and any related award agreements.  The form and terms of the January 2020 awards (including the allocation of your 2020 grant target value among award types, any performance measures and metrics that may be applicable to the awards, etc.) are subject to development and approval by the Management Development and Compensation Committee of the Board as part of such committee’s development of the Company’s 2020 long-term incentive program. The actual number of shares granted will be determined using the closing price of EQT stock on the grant date, rounded up to the next 10 shares. Your long-term incentive award for future years will be established by the MDCC.

In January 2021 and beyond, we will recommend that the Management Development and Compensation Committee of the Board of Directors of EQT Corporation grant you awards under the then-applicable long-term incentive plan of the Company valued at approximately $2,500,000.00. Any such future grants are subject to the approval of the Management Development and Compensation Committee of the Board of Directors of EQT Corporation.

Equity Ownership Guidelines

Consistent with the goal of driving long-term value creation for shareholders, the Company’s equity ownership guidelines require significant equity ownership by our executive officers. Qualifying holdings include EQT stock owned directly, EQT shares held in the Company’s 401(k) plan, time-based restricted stock and units, and performance-based awards for which only a service condition remains, but do not include other performance-based awards or options. Although mandatory, there is no deadline for achieving the ownership guidelines and executives are not required to purchase EQT stock to meet the ownership guidelines. The net shares acquired through incentive compensation plans (through the exercise of options, the vesting of restricted stock or similar) must be retained if an executive has not satisfied his or her target. An executive’s failure to meet the equity ownership guidelines may influence an executive’s mix of cash and non-cash compensation. Executives are not permitted to pledge their EQT equity and are not permitted to hedge or otherwise invest in derivatives involving EQT stock.

All executive officers, other than the CEO, currently have a three times base salary equity ownership requirement.

Work Schedule Options

In order to provide employees with a way to maintain work/life balance, EQT has two work schedule options – a 9/80 work schedule and a traditional 8-hour day/5 days per week option. Under the 9/80 work schedule, during the standard 80-hour pay period employees work eight 9-hour days (Monday through Thursday) and one 8-hour day (Friday), with a tenth day off (alternate Friday).

Initially, you will work the traditional work schedule until you make a selection and discuss it with your supervisor. Detailed information on these work schedule options, holidays and vacation will be covered in orientation. You will have 31 days to make your schedule selection.

Khani, David

December 18, 2019

Employee Benefits

You will have the opportunity to participate in such group medical, dental, life and disability insurance plans, retirement and savings plans and other fringe benefit programs as are available generally to employees of the Company, and as may be amended from time-to-time.

Vacation and Holidays

Your annual vacation entitlement will be 240 hours, which will be prorated for the first year based upon full months worked. Additionally, EQT presently observes certain paid holidays.

Director and Officer Questionnaire

A copy of our Director and Officer Questionnaire is attached as well as a limited Power of Attorney document for Section 16 related matters. Please complete the questionnaire and power of attorney documents and return them to me as soon as possible, as certain of the information is required to be filed with the United States Securities and Exchange Commission. Please also provide me with your SEC CIK and CCC codes for your time as a Section 16 officer for any previous employers. Please let me know if you do not have SEC codes so that we are able to start the application process.

Contingency Matters

This offer and your continued employment with EQT are contingent upon the following:

☐	Action by the Board of Directors of EQT Corporation to elect you to the positions identified above and by the MDCC to approve your compensation;

☐	In accordance with the Federal Immigration Reform and Control Act of 1986, you are required to provide EQT with verification of your identity and eligibility to work in the United States; and

☐	Submitting to and successfully completing all pre-employment assessments including a drug screen, background check, our Director and Officer Questionnaire, and execution and delivery of the Non-Compete Agreement.

The benefits described above are subject to review and modification by the MDCC or by EQT when those changes are applicable to all employees.

We anticipate your tentative starting date to be January 6, 2020.

Please understand that employment with EQT is at-will, which means that either you or the Company can terminate the employment relationship at any time, with or without cause. This employment-at-will relationship cannot be changed except by a written agreement approved by the MDCC and signed by an authorized officer of the Company.

If you have any questions regarding this offer, please contact me at 412-395-3280. Please accept or decline this conditional offer by clicking the appropriate button located at the top of this page. Should you accept, please complete and return the attached Confidentiality, Non-Solicitation and Non-Competition Agreement, to our onboarding coordinator at onboarding@eqt.com in the form of a .pdf or via fax to 412-553-5732 with attention to EQT onboarding coordinator.

Khani, David

December 18, 2019

With your acceptance, you confirm that you are not currently bound by or subject to any confidentiality or non-competition agreement with a previous employer that you have not previously disclosed to us and, if in writing, provided a copy to us.

EQT's onboarding process is administered through an online application called Taleo Onboard. Once we receive your signed offer letter, you will receive an e-mail from Taleo Onboard with details to set up your username and password. Please log-on to Taleo Onboard immediately to complete your profile, employment application and background check release forms. Until these forms have been completed, we cannot initiate your mandatory pre-employment assessments. If you experience any problems using Taleo Onboard, please send an email to onboarding@eqt.com or contact our onboarding coordinator at 412-553-5984.

This offer expires seven days from the date of this letter. If you have any additional questions, please feel free to contact me directly.

Sincerely,

/s/ Lesley Evancho
Lesley Evancho
Chief Human Resources Officer

I Accept / Reject (circle) the Company’s offer of employment and the terms and conditions set forth herein:

/s/ David M. Khani	12/24/19
Name	Date